Exhibit 99.1

Jernigan Capital Announces Results for the

Quarter Ended September 30, 2015

MEMPHIS, Tennessee, November 9, 2015 / Business Wire / Jernigan Capital, Inc. (NYSE: JCAP) today announced results for the quarter ended September 30, 2015. Highlights include:

▪	Closed $64.4 million of loan commitments during the quarter, bringing aggregate loan commitments since IPO to $138.9 million at quarter-end
▪	Executed term sheets for an additional $74.9 million during the third quarter, with aggregate investments subject to executed term sheets totaling $153.3 million at November 9, 2015
▪	Consolidated offices in Memphis, Tennessee and completed hiring and integration of highly-experienced management team

“We are very pleased with our high volume of quality investment opportunities since our IPO, and we have quickly and effectively responded to this opportunity by rapidly assembling a highly-experienced team in our consolidated Memphis headquarters with no disruption to our momentum,” commented Dean Jernigan, Chairman and Chief Executive Officer of Jernigan Capital, Inc. “At quarter-end, we had approximately $117.0 million, or 106% of our IPO net proceeds, committed to high-demographic development investments with 49.9% profit participations. We currently have total closed loan commitments and executed term sheets for new loan commitments aggregating $302.1 million and a pipeline of approximately $359.1 million of additional projects currently in underwriting. We believe we have built a platform that can accommodate asset growth to a level in excess of $1.0 billion with minimal incremental cost.”

The following table reflects the Company’s investment activity since its IPO:

	# of Loans	Development	Other	Total
Closed Commitments – Q2	10	$68,468	$5,982	$74,450
Closed Commitments – Q3	9	48,669	15,772	64,441
Closings since Quarter End	2	8,657	1,210	9,867
Closed Commitments to Date	21	$125,794	$22,964	$148,758

Executed Term Sheets	18	$110,171	$43,159	$153,330
Projects in Underwriting	47	337,954	21,155	359,109
Total Pipeline	65	$448,125	$64,314	$512,439

Total Commitments + Pipeline	86	$573,919	$87,278	$661,197

Mr. Jernigan continued “The self-storage sector is currently experiencing unprecedented demand, which is driving high occupancies and rapidly increasing rents. We are very optimistic that the development projects we have financed will rapidly lease at competitive market rates, providing numerous opportunities in the near term for us to deliver to our shareholders the value inherent in our ownership interests in these facilities. We are focused now on optimally financing this exceptional growth opportunity."

Third Quarter Financial Highlights

At September 30, 2015, the Company had closed 19 loans for an aggregate committed principal amount of $138.9 million, including 14 development loans totaling approximately $117.0 million of aggregate committed principal amount. The Company funded approximately $39.0 million of loan principal, recognizing $578,000 of interest income from these loans for the quarter ended September 30, 2015. The Company’s interest income increased approximately $421,000, or 268%, over interest income for the quarter ended June 30, 2015. The Company anticipates that approximately $29.0 million and $34.0 million of loan principal will be funded in the 4th quarter and in the 1st quarter of 2016, respectively.

For the quarter ended September 30, 2015, the Company incurred general and administrative expenses of approximately $1.2 million, including $791,000 of general and administrative expenses reimbursable to its external manager, JCap Advisors, LLC, and $422,000 of other general and administrative expenses. The breakdown of general and administrative expenses for the 3rd quarter is as follows:

Compensation and benefits	$539,000
Occupancy	79,000
Business development	206,000
Professional fees	382,000
Other	7,000
Total	$1,213,000

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Of the compensation and benefits expense, approximately $133,000 consisted of stock-based compensation, which is a non-cash expense. Professional fees include the cost of consulting services in developing the information technology infrastructure in the new Memphis headquarters, as well as legal and accounting services in connection with the Company’s decision to elect to account for its portfolio at fair value. The Company believes that approximately $195,000 of the general and administrative expenses for the 3rd quarter will be non-recurring. The Company incurred $414,000 in management fees for the quarter.

As of September 30, 2015, the Company had no debt.

Election of Fair Value Accounting for Investment Portfolio

The Company has elected to account for its development property investments and its operating property loans using the fair value method of accounting. Under the fair value method, these financial instruments are reflected at fair value on the Company’s balance sheet, with unrealized gains and losses being reflected in the Company’s income statement. The Company’s 49.9% profits interests in its development investments are likewise valued and reflected in the fair value of its development property investments. John Good, the Company’s president and chief operating officer, commented: “We have elected to report our investment portfolio at fair value because we believe such accounting provides investors with a more transparent view of our revenues and greater ability to more accurately determine the value inherent in our profits interests in development projects. As the development projects in which we have invested approach completion and occupancy, we expect to show meaningful value in our equity participations in those projects, which will be reported as unrealized gains until recognized through liquidity events. Moreover, beginning with the first quarter of 2016, we expect to begin reporting adjusted earnings, which will be our operating income adjusted for non-cash stock compensation and unreimbursed investment costs.”

Office Consolidation

The Company previously announced that effective August 17, 2015 it consolidated its offices and moved its corporate headquarters to International Place Tower II, 6410 Poplar Avenue, Suite 650, Memphis, Tennessee 38119. The Company is pleased to announce that it has completed the consolidation, has closed its Cleveland and Miami offices and has fully staffed its headquarters in Memphis with 16 associates. During the 3rd quarter, among the associates added in Memphis were William H. Mathieu, who will serve as the Company’s General Counsel, and Kelly Luttrell, who has joined as Corporate Controller. Mr. Mathieu, a native of Memphis, joins the Company after 30-years in private law practice in the Atlanta, Georgia area. During his years in private practice, Mr. Mathieu focused on real estate and real estate lending transactions, corporate and franchise law, and has extensive experience representing real estate purchasers and developers across multiple property types. Mr. Mathieu graduated from Vanderbilt University School of Law, where he was a Law Review Editor. Mrs. Luttrell joins the Company from MicroPort Orthopedics, Inc., a global medical device manufacturer, where she served as Controller and Finance Director, and prior to joining MicroPort, Mrs. Luttrell was in the audit practice at Ernst & Young for 11 years, where she served numerous publicly-traded clients and had significant exposure to REIT financial reporting. The Company incurred a one-time restructuring charge of $220,000 in the third quarter related to the cost of consolidating its offices, including severance and benefits provided to Cleveland and Miami employees and lease termination costs.

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Conference Call and Webcast Information

The Company will host a webcast and conference call on Tuesday, November 10, 2015 at 11:00 a.m. Eastern Time to discuss third quarter financial results and recent events. A webcast will be available on the Company’s website at www.jernigancapital.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary audio software. The archive of the webcast will be available on the Company’s website until November 23, 2015.

To Participate in the Telephone Conference Call:

Dial in at least 15 minutes prior to start time.

Domestic: 1-877-876-9177

International: 1-785-424-1666

Passcode: JCAPQ315

Conference Call Playback:

Domestic: 1-800-753-4606

International: 1-402-220-2103

The playback can be accessed until midnight Eastern Time on November 23, 2015

About Jernigan Capital, Inc.

Jernigan Capital is a preferred capital source for self-storage entrepreneurs, providing debt and equity capital to private developers, owners and operators of self-storage facilities. Through its national network of contacts developed by its business development team led by Dean Jernigan, a 30-year industry veteran, Jernigan Capital originates self-storage capital solutions for the ground-up construction of self-storage facilities or major self-storage redevelopment opportunities, as well as for the acquisition of, refinancing of existing indebtedness on, or recapitalization of existing self-storage facilities. Jernigan Capital intends to elect to be taxed as a real estate investment trust and is externally managed by JCap Advisors, LLC.

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Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding our loan pipeline, anticipated loan closings and future funding of existing loan commitments. The ultimate occurrence of events and results referenced in these forward-looking statements is subject to known and unknown risks and uncertainties, many of which are beyond our control. These forward-looking statements are based upon the Company's present intentions and expectations, but the events and results referenced in these statements are not guaranteed to occur. Investors should not place undue reliance upon forward-looking statements. There is the risk that we will fail to successfully negotiate term sheets and enter into definitive agreements with respect to prospective loan transactions included in the pipeline described above, as well as the possibility that loans we anticipate making in the future, for which we have signed term sheets, will not close. For a discussion of these and other risks facing our business, see the information under the heading “Risk Factors” in the prospectus related to the Company’s IPO dated March 26, 2015, filed with the Securities and Exchange Commission (“SEC”) on March 30, 2015, in accordance with Rule 424(b) of the Securities Act of 1933, which is accessible on the SEC’s website at www.sec.gov.

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JERNIGAN CAPITAL, INC.

CONSOLIDATED BALANCE SHEETS

September 30, 2015 and December 31, 2014

(Unaudited)

(in thousands, except share data)

	September 30, 2015	December 31, 2014
	(Unaudited)
Assets:
Cash and cash equivalents	$68,980	$1
Restricted cash	-	15
Development property investments at fair value	29,067	-
Operating property loans at fair value	9,536	-
Interest receivable	68	-
Prepaid expenses	98
Fixed assets, net	180	-
Total assets	$107,929	$16

Liabilities:
Due to Manager	$516	$-
Accounts payable, accrued expenses and other liabilities	798	15
Dividends payable	2,157	-
Total liabilities	3,471	15

Equity:
Jernigan Capital, Inc. stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding at September 30, 2015 and December 31, 2014, respectively;
Common stock, $0.01 par value, 500,000,000 and 1,000 shares authorized at September 30, 2015 and December 31, 2014, respectively; 6,162,500 and 1,000 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	62	-
Additional paid-in capital	110,496	1
Accumulated deficit	(6,408)	-
Total Jernigan Capital, Inc. stockholders' equity	104,150	1
Non-controlling interests	308	-
Total equity	104,458	1
Total liabilities and equity	$107,929	$16

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JERNIGAN CAPITAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Three and nine months ended September 30, 2015

(Unaudited)

(in thousands, except share data)

	Three Months Ended September 30, 2015	Nine Months Ended September 30, 2015
Revenues:
Interest income from investments	$578	$735
Net interest income	578	735

Costs and expenses:
General and administrative expenses reimbursable to Manager	791	1,311
General and administrative expenses	422	689
Investment expenses	112	262
Management fees to Manager	414	823
Restructuring costs	220	220
Deferred termination fee to Manager	158	308
Total costs and expenses	2,117	3,613

Operating loss	(1,539)	(2,878)

Other income:
Change in fair value of investments	85	656
Other interest income	47	110
Total other income	132	766
Net loss	$(1,407)	$(2,112)

Basic and diluted net loss per share of common stock	$(0.24)	$(0.55)
Basic and diluted weighted average shares of common stock outstanding	6,000,000	4,000,330

Dividends declared per share of common stock	$0.35	$0.70

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